Exhibit 99.1

***FOR RELEASE AT 8:45 AM EASTERN ON WEDNESDAY, JULY 18, 2018***

FOR: ZIONS BANCORPORATION	Contact: James Abbott
One South Main Street	Tel: (801) 844-7637
Salt Lake City, Utah	July 18, 2018
Harris H. Simmons
Chairman/Chief Executive Officer

ZIONS BANCORPORATION ANNOUNCES RESULTS OF REGULATORY ACTIONS
AND ANNOUNCES SPECIAL SHAREHOLDER MEETING

SALT LAKE CITY, July 18, 2018 — Zions Bancorporation (“Zions” or “the Company” and NASDAQ: ZION) announced today that it has been notified of the proposed decision by the Financial Stability Oversight Council (FSOC) to grant Zions’ appeal for relief from the designation of Zions or its successor as a systemically important financial institution, or SIFI, under the Dodd-Frank Act. In recent days, Zions also received approval from the Office of the Comptroller of the Currency (OCC) and the Federal Deposit Insurance Corporation (FDIC) with regard to its application to merge its holding company with and into its bank, ZB, N.A., with the resulting bank to be known as Zions Bancorporation, N.A. (the “Bank”). Zions has filed preliminary proxy materials with the Securities and Exchange Commission (SEC) in conjunction with a shareholder meeting tentatively scheduled for mid-September 2018 with respect to shareholder approval of the merger. Assuming issuance by FSOC of a final decision consistent with the proposed decision and the receipt of shareholder approval, it is anticipated that the merger will be completed in late September. The merger is expected to result in the elimination of a great deal of duplicative regulatory efforts, leaving the OCC as Zions’ primary federal regulator. Additional detail may be found within the proxy materials at Zionsbancorporation.com.

Zions’ Chairman and CEO Harris H. Simmons said, “We acknowledge and greatly appreciate the work by the Council members and staff at the FSOC, as well as by management and staff at the OCC and the FDIC, in helping us achieve a streamlined organizational structure that will help ensure that the Bank is able to better meet the needs of the customers and communities it serves, while continuing to operate in a safe and sound manner.”

Exhibit 99.1

Zions Bancorporation is one of the nation’s premier financial services companies with total assets exceeding $65 billion. Zions operates under local management teams and distinct brands in 11 western states: Arizona, California, Colorado, Idaho, Nevada, New Mexico, Oregon, Texas, Utah, Washington and Wyoming. The company is a national leader in Small Business Administration lending and public finance advisory services, and is a consistent top recipient of Greenwich Excellence awards in banking. In addition, Zions is included in the S&P 500 and NASDAQ Financial 100 indices.
Forward Looking Information

This press release includes forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Statements in the press release that are based on other than historical information or that express Zions’s expectations regarding future events or determinations are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements reflect, among other things, the current expectations of Zions, all of which are subject to known and unknown risks, uncertainties and other factors that may cause actual results to differ materially from those expressed or implied by such forward-looking statements.
Without limiting the foregoing, the words “anticipates,” “believes,” “can,” “continue,” “could,” “estimates,” “expects,” “intends,” “may,” “might,” “plans,” “projects,” “should,” “would,” “targets,” “will” and the negative thereof and similar words and expressions are intended to identify forward-looking statements. Forward-looking statements by their nature address matters that are, to different degrees, uncertain, such as statements about the potential timing or consummation of the merger described in this press release, the final report of FSOC, actions to be taken by Zions and the Bank or receipt of any required approvals or determinations. Actual results and outcomes may differ materially from those presented, either expressed or implied, in the presentation. Important risk factors that may cause such material differences include, but are not limited to, uncertainties related to the ability to obtain shareholder and regulatory determinations, or the possibility that such approvals or determinations may be delayed; the ability of Zions to achieve anticipated benefits from the consolidation and regulatory determinations; and legislative, regulatory and economic developments that may diminish or eliminate the anticipated benefits of the consolidation. These risks, as well as other factors, are discussed in Zions’s most recent Annual Report on Form 10-K, filed with the Securities and Exchange Commission (“SEC”) and available at the SEC’s Internet site (http://www.sec.gov),

Exhibit 99.1

and other risks associated with the merger will be more fully discussed in the definitive proxy statement that will be filed with the Securities and Exchange Commission in connection with the merger, a preliminary version of which was filed with the SEC on July 13, 2018.
Except as required by law, Zions specifically disclaims any obligation to update any factors or to publicly announce the result of revisions to any of the forward-looking statements included herein to reflect future events or developments.
Important Additional Information and Where to Find It
Zions will file a proxy statement, a preliminary version of which was filed with the SEC on July 13, 2018, and other relevant documents concerning the merger with the Securities and Exchange Commission (SEC). INVESTORS ARE URGED TO READ THE PROXY STATEMENT AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. You will be able to obtain the documents free of charge at the website maintained by the SEC at www.sec.gov. In addition, you may obtain documents filed with the SEC by Zions free of charge by contacting: Investor Relations, Zions Bancorporation, One South Main Street, 11th Floor, Salt Lake City, Utah 84133, (801) 844-7637.
Participants in Proxy Solicitation
Zions and its directors and executive officers may be deemed to be participants in the solicitation of proxies from Zions’s shareholders in connection with the merger. Information about the directors and executive officers of Zions and their ownership of Zions stock is set forth in Zions’s Annual Report on Form 10-K for the year ended December 31, 2017 and the proxy statement for Zions’ 2017 Annual Meeting of Shareholders. Investors may obtain additional information regarding the interests of such participants by reading the proxy statement for the proposed merger, a preliminary version of which was filed with the SEC on July 13, 2018.

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